UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): June 19, 2009

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
(Exact name of registrant as specified in its charter)

BERMUDA	0-24796	98-0438382
(State or other jurisdiction of incorporation and organisation)	(Commission File Number)	(IRS Employer Identification No.)

Clarendon House, Church Street, Hamilton		HM 11 Bermuda
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (441) 296-1431

Not applicable
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 19, 2009, Mr. Wallace Macmillan resigned as Chief Financial Officer of Central European Media Enterprises Ltd. (the “Company”), effective June 30, 2009.

In connection with Mr. Macmillan’s resignation, on June 19, 2009 the Board of Directors of the Company appointed Mr. Charles R. Frank, Jr. as interim Chief Financial Officer, effective July 1, 2009, and designated Mr. Frank as principal financial officer of the Company, to become effective with his service as interim Chief Financial Officer. Prior to this appointment, Mr. Frank, 71, served on the Board of Directors of the Company since 2001 and as a member of the Company’s Audit Committee and the Compensation Committee as well as the chair of the Related Party Transactions Committee.  Mr. Frank currently serves as a non-executive member of the board of Arcelor Mittal Steel Galati, the Romanian subsidiary of Arcelor Mittal Steel Company N.V.  He is a member of the investment committee of the Darby Converging Europe Mezzanine Fund and a member of the Advisory Committee of the Sigma-Bleyzer Growth Fund IV. From 1997 to 2001, Mr. Frank was First Vice President and twice acting President of the European Bank for Reconstruction and Development, which makes debt and equity investments in Central and Eastern Europe and the former Soviet Union.  In connection with his appointment as interim Chief Financial Officer, Mr. Frank resigned from the Board of Directors as of July 1, 2009.

Mr. Frank’s appointment as interim Chief Financial Officer will be made in connection with an employment agreement with CME Media Services Limited (“CME MS”), a wholly owned subsidiary of the Company, effective July 1, 2009 (the “Employment Agreement”) for an initial term of one year. Pursuant to the Employment Agreement, Mr. Frank shall be entitled to receive a salary of $460,000 per year. Mr. Frank shall be eligible to earn a bonus in the amount of 100% of his annual base salary during the term of his appointment pursuant to a Company incentive plan for senior management. In addition, Mr. Frank will receive options to acquire 25,000 shares of the Company’s Class A common stock on the commencement of his employment and is eligible to receive options to acquire 10,000 shares of the Company’s Class A common stock at the end of his term.

On June 19, 2009, the Board of Directors designated Mr. David Sturgeon as principal accounting officer of the Company, effective July 1, 2009. Mr. Sturgeon, 39, will also become the Company's Deputy Chief Financial Officer on July 1, 2009.  He served as Group Financial Controller of the Company from October 2005 to June 2009. From 2002 to 2005, Mr. Sturgeon was Head of Corporate Accounting at Equant N.V., a provider of global integrated communications solutions to multi-national corporations listed on the Paris and New York Stock Exchanges.   Under an employment agreement dated June 19, 2009 with CME MS, Mr. Sturgeon is entitled to receive a salary of £250,000 per year. He is also eligible to earn an annual bonus equal to 50% of his annual base salary pursuant to a Company incentive plan for senior management.

Ms. Caryn Seidman-Becker, founder of Arience Capital Management, an asset management firm, was appointed to the Board of Directors of the Company on June 19, 2009. In connection with her appointment to the Board, Ms. Seidman-Becker was awarded options to acquire 5,000 shares of the Company’s Class A common stock on June 19, 2009 with an exercise price equal to the fair market value of the shares on the date of grant. Such options have a one year vesting period and a term of five years, with an exercise price equal to the closing price of the Company’s Class A common stock on June 19, 2009.  Ms. Seidman-Becker has been named to the Audit Committee of the Board of Directors.  In addition, Ms. Ann Mather resigned from the Board of Directors of the Company on June 19, 2009.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, we have duly caused this report to be signed on our behalf by the undersigned thereunto duly authorized.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
Date: ___, 2009	/s/ Adrian Sarbu
Adrian Sarbu
President and Chief Operating Officer